Exhibit 5.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone: (212) 318-3000	facsimile: (212) 318-3400

May 16, 2008
TXCO Resources Inc.
777 E. Sonterra Blvd., Suite 350
San Antonio, Texas 78258

Ladies and Gentlemen:

In connection with the Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by TXCO Resources Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the resale by certain selling stockholders of the Company of up to an aggregate of 12,998,418 shares (the “Shares”) of the Company’s common stock, $.01 par value per share (the “Common Stock”) issuable upon (i) conversion of the Company’s Series D Convertible Preferred Stock, $.01 par value per share (the “Series D Preferred Stock”), (ii) conversion of the Company’s Series E Convertible Preferred Stock, $.01 par value per share (the “Series E Preferred Stock”), (iii) as payment of dividends on the Series D Preferred Stock and/or Series E Preferred Stock or (iv) in connection with the settlement of the Upper Call Option Transaction Agreements with Capital Ventures International, dated November 21, 2007, February 28, 2008 and April 4, 2008 (collectively, the “Upper Call Transaction Agreements”).

As counsel for the Company, we have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that in our opinion the Shares when issued, sold and delivered in the manner and for the consideration stated in the Certificate of Designations, Preferences and Rights relating to the Series D Preferred Stock, in the Certificate of Designations, Preferences and Rights relating to the Series E Preferred Stock and pursuant to the Upper Call Transaction Agreements will be duly and validly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus contained therein and elsewhere in the Registration Statement and prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Houston • New York • Washington DC • Austin • Dallas • Los Angeles • Minneapolis • San Antonio • Hong Kong • London • Munich